         Exhibit 10.49

February 20, 2024

Ruhi Khan

Dear Ruhi:

I am pleased to announce that the Caribou Board of Directors has approved a bonus based on the Company’s achievements in 2023. You will receive a one-time payment of $168,920, less applicable withholding taxes, on March 8, 2024. Additionally, your base salary has been increased to $443,415, effective January 1, 2024. Your February 29, 2024 paycheck will reflect your new salary as well as a retroactive payment back to January 1 for your salary increase. Your target bonus remains at 40.0% in 2024 for your role as Chief Business Officer. Please let Thai know by February 28, 2024 if you wish to contribute to your 401(k) account from your bonus payment. Your current manager is Rachel Haurwitz, President and CEO.

Additionally, on February 20, 2024, the Company will grant you (i) an option to purchase 153,000 shares of the Company’s Common Stock (the “Option”) and (ii) 33,000 restricted stock units (“Restricted Stock Units” or “RSUs”). The exercise price per share of the Option will be equal to the market value per share of the Company’s Common Stock on February 20, 2024. Twenty-five percent (25%) of the Option will vest twelve (12) months after the grant date, subject to your continuing employment with the Company, and no shares will vest before the twelve (12)-month date. The remaining Option will vest monthly thereafter (1/48 of the grant per month for the thirty-six (36) months following the one-year cliff), subject to your continuing employment with the Company on each vesting date. Twenty-five percent (25%) of the RSU grant will vest on each of the yearly anniversaries of the grant date for the next four years, subject to your continuing employment with the Company on each vesting date. The Option and RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and auxiliary agreements (collectively, the “Stock Agreements”). No right to any equity is earned or accrued until a vesting date and the grant of equity does not confer any right to continued vesting of such equity or to continued employment with the Company.

I sincerely thank you all for your contributions to Caribou in 2023 and I look forward to everything we will accomplish together in this new year.

Sincerely,

Rachel E. Haurwitz, Ph.D.
President and CEO

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030